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Exhibit 4

STOCK PURCHASE AGREEMENT (Opus X Capital buys)

    This Stock Purchase Agreement ("Agreement") is made as of September 5, 2001 by and between Benny Shabtai ("Seller"), and Opus X Capital, LLC ("Purchaser").

    WHEREAS, Seller desires to sell all of its 400,000 shares, owned by Seller prior to the date of this Agreement, of common stock of BrightCube, Inc. to Purchaser and Purchaser desires to purchase such shares upon the terms and conditions set forth herein.

    NOW, THEREFORE, IT IS AGREED between the parties as follows:

    1.  Purchase and Sale of Common Stock.

      1.1  Purchase.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller upon the execution of this Agreement four hundred thousand (400,000) shares of Common Stock of BrightCube, Inc., ("Share" or "Shares"). The purchase price (the "Purchase Price") is one hundred fifty thousand dollars ($150,000) for all of the Shares.

      1.2  Payment.  Prior to or concurrently with the execution of this Agreement, Purchaser shall have delivered to the Seller payment in the form of cash or a cashier's check.

      1.3  Delivery of Shares.  The certificate(s) representing the Shares shall be delivered concurrently with the execution of this agreement.

    2.  Attorney's Fees.  In the event either party shall commence any action or proceeding against the other party by reason of any breach or claimed breach in the performance of any of the terms or conditions of this Agreement or to seek a judicial declaration of rights under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and costs.

    3.  Controlling Law.  This Agreement is entered into and to be performed entirely in California, and it shall be interpreted and enforced under, and all questions relating thereto shall be determined in accordance with the laws of the State of California.

    4.  Waiver.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    5.  Partial Invalidity.  The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

    6.  Amendments.  This Agreement may not be amended, modified or supplemented except by a writing executed by both parties.

    7.  Counterparts.  This Agreement may be signed in any number of counterparts, all of which together shall constitute one and the same instrument.

    8.  Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Seller and any successors and permitted assigns of Purchaser, and shall be binding upon the successors and assigns of Seller and of Purchaser, including any executors, administrators or other legal representatives of Purchaser.

    9.  Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and either personally delivered or deposited in the United States mail, certified or registered, return receipt requested, addressed as follows:

  (a)
  If to Purchaser at the address on the signature page hereof.

      Attn: Managing Member

  (b)
  If to Seller, at Seller's address as set forth on the signature page.

    Notice shall be deemed to have been given upon receipt of certified or registered mail, first-class postage prepaid, or courier from the time of mailing, if mailed as provided in this Section. Either party may change its address by giving written notice of such change to the other party in the manner provided in this Section.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

OPUS X CAPITAL, LLC:	BENNY SHABTAI:
/s/ TERREN S. PEIZER	By:	/s/ BENNY SHABTAI

Terren S. Peizer Managing Member 11111 Santa Monica Blvd., Suite 650 Los Angeles, CA 90025		Benny Shabtai Address:

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  Exhibit 4
STOCK PURCHASE AGREEMENT (Opus X Capital buys)